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Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


1.  To elect the followingAndrew McNally IV   47,523,839   3,402,754            0
                          Frederick O. Roberts47,523,738   3,402,855            0
                          Harold J. Schaaff, J47,524,569   3,402,024            0
                          Fergus Reid         47,523,839   3,402,754            0
                          Graham E. Jones     47,524,569   3,402,024            0
                          John D. Barrett II  47,524,569   3,402,024            0
                          Samuel T. Reeves    47,459,869   3,466,724            0
                          Gerard E. Jones     47,524,569   3,402,024            0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000.
The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


2.  To ratify the selection of Ernst & Young L48,953,330   2,993,705       56,325
     independent accountants of the Fund







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